Exhibit 10.5
Notice of Stock Option Grant

Name [Participant Name]		Employee ID
Date of Grant [Grant Date]	Option Grant Price Per Share [Grant Price]	Number of NSO Shares Granted [Shares Granted]

This Notice of Non-Qualified Stock Option ("NSO") gives you the right to purchase the total number of shares of Common Stock of 50 par value ("Common Stock") of J. C. Penney Company, Inc. ("Company") at the Option Grant Price Per Share as shown above. This grant is subject to all the terms, rules, and conditions of the 2014 J. C. Penney Company, Inc. Long-Term Incentive Plan (“Plan”) and the implementing resolutions (“Resolutions”) approved by the Human Resources and Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions.

Vesting Terms
This NSO will generally become exercisable (“Vest”) in [VESTING TIME PERIOD] (the “Vest date”), above. You must remain continuously employed by the Company through each respective Vest date (unless your Employment terminates due to your Retirement, Disability, death, job restructuring, reduction in force, or unit closing) to Vest in your NSO; otherwise the NSOs granted will be forfeited.

Employment Termination

If your Employment terminates due to Retirement, Disability, death, job restructuring, reduction in force, or unit closing before any applicable Vest date of your NSO, your NSO will vest on a pro-rata basis. The pro-rata portion of your NSO that will vest will be determined by multiplying the “Number of NSO Shares Granted” from above by a fraction, the numerator of which is the number of months from the Grant Date to the effective date of your termination of Employment, inclusive, and the denominator of which is [VESTING MONTHS]. The number of NSOs that have already vested according to the terms herein, if any, will be subtracted from the prorated amount and the remaining prorated NSOs will become immediately exercisable. Any NSOs which have not already vested or for which vesting is not accelerated will expire on such employment termination.

Notwithstanding the foregoing, if you are party to a termination agreement, and your Employment is terminated due to an involuntary termination of Employment without Cause under, and as defined in that termination agreement, then the number of NSOs that will become exercisable will be determined according to the terms of the underlying termination agreement subject to (a) the execution and delivery of a release in such form as may be required by the Company and (b) the expiration of the applicable revocation period for such release.

If you voluntarily terminate your Employment or your Employment is terminated for Cause then all unvested and unexercised NSOs will expire as of the date of your Employment termination.

Please see the Plan for all terms, rules, and conditions, including the post-termination of Employment exercise period applicable to this NSO.
Recoupment
As provided in Section 12.19 of the Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Committee prior to or after the effective date of the Plan, and as such policy may be amended from time to time after its adoption.

This stock option grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.